UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2016

Aladdin International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55297	41-1683548
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Unit 907, 9/F, ICBC Tower, 3 Garden Road, Central, Hong Kong
(address of principal executive offices) (zip code)

Tel: 852 3975 0600 Fax: 852 3975 0610
(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 20, 2016, the Board of Directors of Aladdin International Inc. (“Company”) accepted the resignation of Mr. Kai Ming Zhao as the Chief Executive Officer, Chief Financial Officer, President, Secretary, and Treasurer of the Company, effective immediately after the election of Mr. Qinghua Chen to the Board of Directors as described below and the filing of this Form 8-K. Mr. Zhou’s resignation as an officer does not result from any disagreement with the Company, its management, or the Board of Directors, on any matter relating to the Company’s operations, policies or practices.

Also on May 20, 2016, the Board of Directors appointed Mr. Qinghua Chen as a Director and, effective upon the resignation of Mr. Zhao referenced above, as the Chief Executive Officer, President, Secretary, and Treasurer of the Company.

Also on May 20, 2016, the Board of Directors of the Company accepted the resignation of Mr. Ningdi Chen as a Director, said resignation effective immediately after the election of Mr. Qinghua Chen to the Board of Directors. Mr. Chen’s resignation as a Director does not result from any disagreement with the Company, its management, or the Board of Directors, on any matter relating to the Company’s operations, policies or practices.

Set forth below is Mr. Zhao’s biographical information:

Name	Age	Title
Qinghua Chen	53	Chief Executive Officer, President, Treasurer, Secretary and a Director

Mr. Qinghua Chen, CPA, has more than 10 years’ experience in public and private accounting. Prior to his appointment, he had been a financial controller for Gardiner & Theobald, Inc, an independent global consultancy offering a range of services to the construction and property industry.  He also served as the chief tax consultant of the real estate investments for 303 Realty Company in Times Square of NYC. Mr. Chen began his career with several public accounting firms in NYC metropolitan area.  He is a certified public accountant, registered in the state of New York. Mr. Chen holds an MBA degree from Baruch College of CUNY.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2016	Aladdin International, Inc.

(Registrant)

	By:	/s/ Kai Ming Zhao
Name: Kai Ming Zhao
Title: Chief Executive Officer

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